Exhibit 99.1

National CineMedia, Inc. Reports Results for

Fiscal Fourth Quarter and Full Year 2012

~ Provides 2013 Outlook ~

~Announces Quarterly Cash Dividend~

Centennial, CO – February 21, 2013 – National CineMedia, Inc. (NASDAQ: NCMI) (the Company), the managing member and owner of 48.6% of National CineMedia, LLC (NCM LLC), the operator of the largest in-theatre digital media network in North America, today announced consolidated results for the fiscal fourth quarter and fiscal year ended December 27, 2012.

Total revenue for the fourth quarter of 2012 increased 1.1% to $115.9 million from $114.6 million for the comparable quarter last year. Advertising revenue for the fourth quarter of 2012 was $103.9 million, an increase of 2.6% compared to $101.3 million for the comparable quarter last year. Fathom Events revenue decreased 9.8% to $12.0 million for the fourth quarter of 2012 compared to $13.3 million for the comparable quarter last year. Net loss for the fourth quarter of 2012 was $0.5 million, or $0.01 per diluted share compared to net income of $6.7 million or $0.12 per diluted share for the fourth quarter of 2011. Net loss for the fourth quarter of 2012 and net income for the fourth quarter of 2011 includes non-cash and other items. Excluding these items for both years net income would have been $8.6 million or $0.16 per diluted share for the fourth quarter of 2012 compared to net income of $9.7 million or $0.18 per diluted share for the fourth quarter of 2011. Adjusted OIBDA decreased 7.5% to $58.3 million for the fourth quarter of 2012 from $63.0 million for the comparable quarter last year.

For the year ended December 27, 2012, total revenue grew 3.1% to $448.8 million compared to $435.4 million for the 2011 period. Advertising revenue for the year ended December 27, 2012 was $409.5 million, an increase of 6.0% compared to $386.2 million for the 2011 period. Fathom Events revenue decreased 20.1% to $39.3 million for the year ended December 27, 2012 compared to $49.2 million for the 2011 period. Net income for the year ended December 27, 2012 was $13.4 million, or $0.24 per diluted share, compared to net income of $31.5 million for year ended December 29, 2011, or $0.58 per diluted share. Net income for the years ended December 27, 2012 and December 29, 2011, includes non-cash and other items. Excluding these items for both years net income would have been $31.8 million or $0.58 per diluted share for the year ended December 27, 2012 compared to net income of $35.7 million or $0.65 per diluted share for the year ended December 29, 2011. For the year ended December 27, 2012, Adjusted OIBDA decreased 1.4% to $221.2 million versus $224.3 million for the 2011 period.

The Company announced today that its Board of Directors has authorized the Company’s fourth quarter cash dividend of $0.22 per share of common stock. The dividend will be paid on March 21, 2013, to stockholders of record on March 7, 2013. The Company intends to pay a regular quarterly dividend for the foreseeable future at the discretion of the Board of Directors dependent on available cash, anticipated cash needs, overall financial condition, future prospects for earnings and cash flows as well as other relevant factors.

“We continued to make great progress on our strategy to broaden our client base and expand our digital network as our national advertising revenue grew 7.9% (excluding beverage) and our local advertising business finished the year strong with fourth quarter revenue growth of 19% versus 2011. This revenue growth could have been even stronger had the economy not sputtered during Q4, including the impact of Sandy,” said Kurt Hall, National CineMedia’s Chairman and CEO. Mr. Hall concluded, “While contractual increases in our theatre access fees negatively impacted our 2012 Adjusted OIBDA growth, with those fees stabilizing during the next few years and our upfront strategy progressing we are well positioned for Adjusted OIBDA growth over the next few years.

2013 Outlook

For the first quarter of 2013, the Company expects total revenue in the range of $79.0 million to $84.0 million, or approximately flat to up 6% compared to total revenue for the first quarter of 2012 of $79.1 million and Adjusted OIBDA in the range of $24.0 million to $28.0 million, or a decline of 3% to an increase of 13% compared to Adjusted OIBDA for the first quarter of 2012 of $24.8 million.

For the full year 2013, the Company expects total revenue in the range of $455.0 million to $465.0 million, or an increase of 1% to 4% compared to total revenue for the full year of 2012 of $448.8 million, and Adjusted OIBDA in the range of $225.0 million to $235.0 million, or an increase of 2% to 6% compared to Adjusted OIBDA for the full year of 2012 of $221.2 million.

Conference Call

The Company will host a conference call and audio webcast with investors, analysts and other interested parties February 21, 2013 at 5:00 P.M. Eastern time. The live call can be accessed by dialing 1-877-407-9039 or for international participants 1-201-689-8470. Participants should register at least 15 minutes prior to the commencement of the call. Additionally, a live audio webcast will be available to interested parties at www.ncm.com under the Investor Relations section. Participants should allow at least 15 minutes prior to the commencement of the call to register, download and install necessary audio software.

The replay of the conference call will be available until midnight Eastern Time, March 7, 2013, by dialing 1-877-870-5176 or for international participants 1-858-384-5517, and entering conference ID 408030.

About National CineMedia, Inc.

NCM operates NCM Media Networks, a leading integrated media company reaching U.S. consumers in movie theaters, online and through mobile technology. The NCM Cinema Network and NCM Fathom present cinema advertising and events across the nation’s largest digital in-theater network, comprised of theaters owned by AMC Entertainment Inc., Cinemark Holdings, Inc. (NYSE: CNK), Regal Entertainment Group (NYSE: RGC) and other leading regional theater circuits. NCM’s theater advertising network covers 183 Designated Market Areas® (49 of the top 50) and includes over 19,300 screens (approximately 18,500 digital). During 2012, approximately 710 million patrons (on an annualized basis) attended movies shown in theaters in which NCM currently has exclusive cinema advertising agreements in place. The NCM Fathom Events live digital broadcast network (“DBN”) is comprised of over 740 locations in 172 Designated Market Areas® (including all of the top 50). The NCM Interactive Network offers 360-degree integrated marketing opportunities in combination with cinema, encompassing 41 entertainment-related websites, online widgets and mobile applications. National CineMedia, Inc. (NASDAQ: NCMI) owns a 48.6% interest in and is the managing member of National CineMedia LLC. For more information, visit www.ncm.com. (NCMI-F)

Forward Looking Statements

This press release contains various forward-looking statements that reflect management’s current expectations or beliefs regarding future events, including statements regarding guidance and the dividend policy. Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties. Although the Company believes that the assumptions used in the forward looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, actual results could differ materially from those expressed or implied in the forward looking statements. The factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are, among others, 1) the level of expenditures on cinema advertising; 2) increased competition for advertising expenditures; 3) technological changes and innovations; 4) popularity of major motion picture releases and level of theatre attendance; 5) shifts in population and other demographics that affect theatre attendance; 6) our ability to renew or replace expiring advertising and content contracts; 7) our need for additional funding, risks and uncertainties relating to our significant indebtedness; 8) fluctuations in operating costs; 9) changes in interest rates, and 10) changes in accounting principles. In addition, the outlook provided does not include the impact of any future unusual or infrequent transactions; unidentified restructuring charges; sales and acquisitions of operating assets and investments; any future noncash impairments of goodwill, intangible and fixed assets; amounts related to securities litigation; or the related impact of taxes that may occur from time to time due to management decisions and changing business circumstances. The Company is currently unable to forecast precisely the timing and/or magnitude of any such amounts or events. Please refer to the Company’s Securities and Exchange Commission filings for further information about these and other risks.

INVESTOR CONTACT:	MEDIA CONTACT:
David Oddo	Amy Jane Finnerty
800-844-0935	212-931-8177
investors@ncm.com	amy.finnerty@ncm.com

NATIONAL CINEMEDIA, INC.

Condensed Consolidated Statements of Income

Unaudited

($ in millions, except per share data)

	Quarter Ended December 27, 2012	Quarter Ended December 29, 2011	Year Ended December 27, 2012	Year Ended December 29, 2011
REVENUE:
Advertising (including revenue from founding members of $9.9, $8.6, $39.9 and $38.2 million respectively)	$103.9	$101.3	$409.5	$386.2
Fathom Events	12.0	13.3	39.3	49.2

Total	115.9	114.6	448.8	435.4

OPERATING EXPENSES:
Advertising operating costs	7.6	6.8	31.3	24.6
Fathom Events operating costs	9.0	9.4	29.0	34.1
Network costs	4.5	4.3	19.8	18.6
Theatre access fees—founding members	16.2	13.3	64.5	55.4
Selling and marketing costs	14.8	14.7	60.5	59.8
Administrative and other costs	6.9	6.8	31.5	30.4
Depreciation and amortization	5.5	4.8	20.4	18.8

Total	64.5	60.1	257.0	241.7

OPERATING INCOME	51.4	54.5	191.8	193.7

NON-OPERATING EXPENSES:
Interest on borrowings	14.0	13.9	56.7	49.2
Interest income	(0.1)	(0.1)	(0.4)	(0.3)
Accretion of interest on the discounted income taxes payable to founding members under tax sharing agreement	(1.1)	4.2	10.0	15.1
Change in derivative fair value	0.8	(1.4)	1.0	1.3
Impairment on investment	—	6.7	—	6.7
Loss on swap terminations	—	—	26.7	—
Other non-operating	3.4	0.2	5.8	1.7

Total	17.0	23.5	99.8	73.7

INCOME BEFORE INCOME TAXES	34.4	31.0	92.0	120.0

Income tax expense	17.9	6.2	26.7	19.4

CONSOLIDATED NET INCOME	16.5	24.8	65.3	100.6
Less: Net Income Attributable to Noncontrolling Interests	17.0	18.1	51.9	69.1

NET INCOME/(LOSS) ATTRIBUTABLE TO NCM, INC.	$(0.5)	$6.7	$13.4	$31.5

EARNINGS/(LOSS) PER SHARE:
Basic	$(0.01)	$0.12	$0.25	$0.58
Diluted	$(0.01)	$0.12	$0.24	$0.58

NATIONAL CINEMEDIA, INC.

Selected Balance Sheet Data

Unaudited ($ in millions)

	December 27, 2012	December 29, 2011
Cash and cash equivalents	$72.4	$65.9
Short and long-term marketable securities	34.2	32.2
Receivables, net	98.5	98.6
Property and equipment, net	25.7	24.6
Total Assets	810.5	820.2
Long-term borrowings	879.0	794.0
Total equity/(deficit)	(356.4)	(346.8)
Total Liabilities and Equity/(Deficit)	810.5	820.2

NATIONAL CINEMEDIA, INC.

Operating Data

Unaudited

	Quarter and Year Ended December 27, 2012	Quarter and Year Ended December 29, 2011
Total Screens at Period End (1) (6)	19,359	18,670
Founding Member Screens at Period End (2) (6)	15,528	15,265
Total Digital Screens at Period End (3) (6)	18,491	17,698

	Quarter Ended December 27, 2012	Quarter Ended December 29, 2011	Year Ended December 27, 2012	Year Ended December 29, 2011
Total Attendance for Period (4) (6) (in millions)	171.2	147.7	690.4	636.8
Founding Member Attendance for Period (5) (6) (in millions)	142.9	125.7	577.3	553.1
Capital Expenditures (in millions)	$2.6	$4.1	$10.4	$13.7

(1)	Represents the total screens within NCM LLC’s advertising network.
(2)	Represents the sum of founding member screens.
(3)	Represents the total number of screens that are connected to the digital content network.
(4)	Represents the total attendance within NCM LLC’s advertising network.
(5)	Represents the total attendance within NCM LLC’s advertising network in theatres operated by the founding members.
(6)	Excludes Consolidated Theatres for all periods presented prior to June 2011.

NATIONAL CINEMEDIA, INC.

Operating Data

Unaudited

(In millions, except advertising revenue per attendee and per share data)

	Quarter Ended December 27, 2012	Quarter Ended December 29, 2011	Year Ended December 27, 2012	Year Ended December 29, 2011
Advertising Revenue	$103.9	$101.3	$409.5	$386.2
Total Revenue	115.9	114.6	448.8	435.4
Operating Income	51.4	54.5	191.8	193.7
Total Attendance (1)	171.2	147.7	690.4	636.8
Advertising Revenue / Attendee	$0.607	$0.686	$0.593	$0.606
OIBDA	$56.9	$59.3	$212.2	$212.5
Adjusted OIBDA	58.3	63.0	221.2	224.3
Adjusted OIBDA Margin	50.3%	55.0%	49.3%	51.5%
Earnings/(Loss) Per Share – Basic	$(0.01)	$0.12	$0.25	$0.58
Earnings/(Loss) Per Share – Diluted	$(0.01)	$0.12	$0.24	$0.58

(1)	Represents the total attendance within NCM LLC’s advertising network. Excludes Consolidated Theatres attendance for all periods presented prior to June 2011.

(See attached tables for the non-GAAP reconciliation)

NATIONAL CINEMEDIA, INC.

Non-GAAP Reconciliations

Unaudited

OIBDA, Adjusted OIBDA and Adjusted OIBDA Margin

Operating Income before Depreciation and Amortization (OIBDA), Adjusted OIBDA and Adjusted OIBDA margin are not financial measures calculated in accordance with generally accepted accounting principles (GAAP) in the United States. OIBDA represents operating income (loss) before depreciation and amortization expense. Adjusted OIBDA excludes from OIBDA non-cash share based payment costs and deferred stock compensation. Adjusted OIBDA margin is calculated by dividing Adjusted OIBDA by total revenue. These non-GAAP financial measures are used by management to evaluate operating performance, to forecast future results and as a basis for compensation. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on its operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that may have different depreciation and amortization policies and non-cash share based compensation programs, or different interest rates or debt levels or income tax rates. A limitation of these measures, however, is that they exclude depreciation and amortization, which represent a proxy for the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. In addition, Adjusted OIBDA has the limitation of not reflecting the effect of the Company’s share based payment costs and deferred stock compensation. OIBDA or Adjusted OIBDA should not be regarded as an alternative to operating income, net income or as indicators of operating performance, nor should they be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that operating income is the most directly comparable GAAP financial measure to OIBDA. Because not all companies use identical calculations, these non-GAAP presentations may not be comparable to other similarly titled measures of other companies.

The following table reconciles operating income to OIBDA and Adjusted OIBDA for the periods presented (dollars in millions):

	Quarter Ended December 27, 2012	Quarter Ended December 29, 2011	Year Ended December 27, 2012	Year Ended December 29, 2011
Operating income	$51.4	$54.5	$191.8	$193.7
Depreciation and amortization	5.5	4.8	20.4	18.8

OIBDA	56.9	59.3	212.2	212.5
Share-based compensation costs (1)	1.4	3.7	9.0	11.8

Adjusted OIBDA	$58.3	$63.0	$221.2	$224.3

Total Revenue	$115.9	$114.6	$448.8	$435.4

Adjusted OIBDA margin	50.3%	55.0%	49.3%	51.5%

Adjusted OIBDA	$58.3	$63.0	$221.2	$224.3
Consolidated Theatres Payments	—	—	—	0.7

Adjusted OIBDA after Consolidated Theatres Payments	$58.3	$63.0	$221.2	$225.0

(1)	Share-based payment costs are included in network operations, selling and marketing and administrative expense in the accompanying financial statements.

Outlook (in millions)

	Quarter Ending March 28, 2013		Year Ending December 26, 2013
	Low	High	Low	High
Operating Income	$17.0	$19.5	$193.5	$201.5
Depreciation and amortization	5.0	6.0	22.5	23.5

OIBDA	22.0	25.2	216.0	225.0
Share-based compensation costs (1)	2.0	2.5	9.0	10.0

Adjusted OIBDA	$24.0	$28.0	$225.0	$235.0

Total Revenue	$79.0	$84.0	$455.0	$465.0

(1)	Share-based payment costs are included in network operations, selling and marketing and administrative expense in the accompanying financial statements.

Net Income and Earnings per Share Excluding Non-Cash and Other Items

Net income and earnings per share excluding non-cash and other items are not financial measures calculated in accordance with generally accepted accounting principles (GAAP) in the United States. Net income and earnings per share excluding non-cash and other items are calculated using reported net income and earnings per share and the non-cash and other items shown in the below table. These non-GAAP financial measures are used by management as an additional tool to evaluate operating performance. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on its operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to a method used by the Company’s management and helps improve their ability to understand the Company’s operating performance. Net income excluding non-cash and other items should not be regarded as an alternative to net income and should not be regarded as an alternative to earnings per share or as indicators of operating performance, nor should they be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that net income and earnings per share are the most directly comparable GAAP financial measures. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

The following table reconciles net income and earnings per share as reported to net income and earnings per share excluding non-cash and other items for the periods presented (dollars in millions):

	Quarter Ended December 27, 2012	Quarter Ended December 29, 2011	Year Ended December 27, 2012	Year Ended December 29, 2011
Net income (loss) as reported	$(0.5)	$6.7	$13.4	$31.5
Non-cash and other items
Loss on swap terminations	—	—	26.7	—
Write-off of debt issuance costs and other non-operating	3.4	0.3	5.8	1.7
Impairment on investment	—	6.7	—	6.7
Correction of accretion of interest	(5.1)	—	(4.3)	—
Change in derivative fair value	0.8	(1.4)	1.0	1.3
Effect of noncontrolling interest (51.4% in 2012 and 51.3% in 2011)	(2.2)	(2.9)	(17.2)	(5.0)
Effect of provision for income taxes (38% effective rate)	1.2	(1.0)	(4.6)	(1.8)
Tax adjustments	11.0	1.3	11.0	1.3

Total non-cash and other items	11.0	1.7	19.8	2.9

Net income excluding non-cash and other items	$8.6	$9.7	$31.8	$35.7

Weighted Average Shares Outstanding as reported
Basic	54,473,708	53,928,778	54,377,135	53,864,243
Diluted	55,202,174	54,781,116	55,026,771	54,634,697
Weighted Average Shares Outstanding as adjusted
Basic	54,473,708	53,928,778	54,377,135	53,864,243
Diluted	55,202,174	54,781,116	55,026,771	54,634,697
Basic earnings (loss) per share as reported	$(0.01)	$0.12	$0.25	$0.58
Net effect of non-cash and other items	0.17	0.06	0.34	0.08

Basic earnings per share excluding non-cash and other items	$0.16	$0.18	$0.59	$0.66

Diluted earnings (loss) per share as reported	$(0.01)	$0.12	$0.24	$0.58
Net effect of non-cash and other items	0.17	0.06	0.34	0.07

Diluted earnings per share excluding non-cash and other items	$0.16	$0.18	$0.58	$0.65